UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2013

PANACHE BEVERAGE, INC.
(Exact name of registrant as specified in its charter)

FLORIDA
 (State or Other Jurisdiction of Incorporation)

000-52670
 (Commission File Number)

20-2089854
(I.R.S. Employer Identification No.)

40 West 23rd Street
Floor 2
New York, NY 10010
(Address of principal executive offices, including zip code.)

646-480-7479
(Registrant's Telephone Number, Including Area Code)

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 9, 2013, Panache Beverage, Inc (the "Company") entered into definitive agreements relating to a Promissory Note with Consilium Corporate Recovery Master Fund, LTD (the "Lender") due on May 9, 2016 (the "Current Loan"). The closing of the Current Loan occurred on May 9, 2013. A promissory Note (the "Note") has been issued pursuant to an Amended and Restated Loan Agreement (the “Amended and Restated Loan"), dated May 9, 2013, among the Company and the holders of the Note.

The initial interest through the period ending December 31, 2013 shall be capitalized and made a part of principal. After December 31, 2013, on the last business day of each quarter (March 31, June 30, September 30 and December 31) beginning on March 31, 2014 through and including March 31, 2016 (the “Installment Dates”), the Company will pay to the holder of the Note an amount equal to (i) the accrued and unpaid interest with respect to such principal plus (iii) the accrued and unpaid late charges (if any) with respect to such principal and interest. Prior to maturity, the Note will bear interest at 8% per annum with interest payable quarterly in arrears on the Installment Dates. A final payment of all principal due under the Note, plus accrued interest to date, shall be made on May 9, 2016. The Company has the right, at any time, upon five (5) days written notice, when not in default, and without penalty, to prepay the Note in part or in full.

The Note will result in gross proceeds of $4.0 million before fees and other expenses associated with the transaction. The proceeds will be used for general corporate purposes.

Subject to certain conditions, a holder of the Note may also require the Company to redeem all or a portion of the Note in connection with a Significant Transaction that results in a the Company being valued at a minimum of $30,000,000 and receiving cash proceeds of at least $20,000,000, or in the event of a partial or total disposition of the assets of the Company. Alternatively, a Significant Transaction would also include a sale of the Wodka, LLC subsidiaries trademarks which results in a valuation of at least $30,000,000 and a distribution to its members of at least $15,000,000.

Company entered into a previous loan transaction with Consilium, dated December 21, 2012, as disclosed in earlier regulatory filings, under which the Company pledged certain of its assets (the "Previous Loan"). Pursuant to the Amended and Restated Loan Agreement (the "Amended Loan Agreement") and the Omnibus Modification Agreement (the "Omnibus Agreement") entered into between Company and Consilium on May 9, 2013, the Company, its Affiliates, and Key Personnel, agreed for cross collateralization and cross default between the Previous Loan and the Current Loan. Also, pursuant to the Amended and Restated Loan, the Company pledged as Collateral (defined in the Amended and Restated Loan), effectively all of its tangible and intangible assets except for those related to the Wodka, LLC subsidiary. Pursuant to the Amended and Restated Loan Panache Distillery, LLC (hereafter "PDI"), a Florida Limited Liability Company, which is a wholly owned subsidiary of the Company, has pledged a security interest in all of its tangible and intangible assets as well.

The agreement contains usual and customary terms and conditions, including usual and customary affirmative and negative covenants, financial reporting requirements, representations and warranties, indemnities, events of default and remedies, and other provisions customary for transactions of this type. Among the negative covenants, the agreement includes restrictions on indebtedness, liens, asset sales and affiliate transactions.

The foregoing does not purport to be a complete description of Amended and Restated Term Loan Agreement, the Amended and Restated Promissory Note, or the Omnibus Modification Agreement and is qualified by reference to the full text of such documents, which will be filed with the Company's next Quarterly Report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Panache Beverage, Inc.

Date: May 15, 2013	By:	/s/ James Dale
James Dale
Chief Executive Officer